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                                                                Exhibit 10.12(k)

                  CYTEC SUPPLEMENTAL EMPLOYEES' RETIREMENT PLAN

          (As amended April 13, 2000, effective as of January 1, 2000)

      Effective as of January 1, 1994, Cytec Industries Inc. (the "Company'") hereby establishes the Cytec Supplemental Employees' Retirement Plan (the "Plan"). The Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which is exempt from Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan makes up the amount of the accrued benefits which cannot be provided under the Cytec Past Service Retirement Plan and the Cytec Salaried and Nonbargaining Employees' Retirement Plan as a result of the limitation on the amount of compensation which can be taken into account under Section 401(a) (17) of the Internal Revenue Code of 1986, as amended (the "Code") and includes in the calculation of compensation all such income in the year in which it would have otherwise been credited for purposes of determining benefits, even if receipt is deferred until a subsequent year. The Plan is not a qualified plan under the Code and benefits are paid by or on behalf of the Employer.

      The Plan is intended to replace that portion of the American Cyanamid Company and Subsidiaries ERISA Excess Retirement Plan (the "Cyanamid Excess P1an") which provided benefits in excess of the limits imposed by Section 401(a)
(17) of the Code. Pursuant to the Transfer and Distribution Agreement dated December 17,
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1993 between American Cyanamid Company and Cytec Industries Inc., the Plan
assumes such excess liabilities attributable to employees of the Company and certain subsidiaries of the Company covered by the Cyanamid Excess Plan on December 31, 1993 who became employees of an Employer on January 1, 1994.


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                                    ARTICLE I

                                   Definitions

      1.1 "Actuarial Equivalent" means an amount or benefit of equal value based on the interest rate used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of lump sum distributions on plan terminations, as the same is in effect from time to time, and the 1971 TPF&C Forecast Mortality Table (or, at the discretion of the Pension Administration Committee, the most recent version of such table) with employee ages set back one year and beneficiary ages set back five years.

      1.2 "Board of Directors" means the Board of Directors of Cytec Industries Inc.

      1.3 "Compensation Committee" means the Compensation and Management Development Committee of the Board of Directors, and any successor thereto.

      1.4 "Eligible Employee" means any person employed by the Employer who is a participant in the Employees' Retirement Plan and/or the Past Service Plan and whose vested benefits payable under either or both of the Retirement Plans are subject to the Section 401 (a) (17) Limitation in any Plan Year.

      1.5 "Employees' Retirement Plan" means the Cytec Salaried and Nonbargaining Employees' Retirement Plan, as amended from time to time.

      1.6 "Employer" shall mean the Company, D Aircraft Products, Inc., Cytec Fiberite Inc., any successor thereto, and any of the Company's subsidiaries which adopts the Plan with the consent of


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the Board of Directors.

      1.7 "Member" means an Eligible Employee who becomes a Member pursuant to
Article II.

      1.8 "Normal Retirement Date" means the Normal Retirement Date as defined in the Employees' Retirement Plan.

      1.9 "Past Service Plan" means the Cytec Past Service Retirement Plan.

      1.10 "Pension Administration Committee" means the Pension Administration Committee created by the Board of Directors, and any successor thereto.

      1.11 "Pension Plan Benefit" means the aggregate annual retirement benefit payable to or on account of a Member from the Retirement Plans.

      1.12 "Plan" means this Cytec Supplemental Employees' Retirement Plan, as set forth herein, as amended from time to time.

      1.13 "Plan Year" means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

      1.14 "Retirement Plans" means the Past Service Plan and the Employees' Retirement Plan.

      1.15 "Section 401(a) (17) Limitation" means the limit on the amount of compensation which can be taken into account under Section 401 (a) (17) of the Code, as adjusted from time to time by the Secretary of Treasury, for purposes of computing the accrued benefits which can be paid from the Retirement Plans.


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      1.16 "Section 415 Limitation" means the limitation under Section 415 of the Code on annual benefits payable from the Retirement Plans.

      1.17 "SERP Benefit" shall mean the annual retirement benefit payable pursuant to the terms of this Plan.

      1.18 "Special Change in Control" means "Change in Control" as defined in the Employees' Retirement Plan, except that the reference to "20%" in subsection
(i) of the definition in such plan shall be replaced with "50%".

      1.19 "Years of Service" means Years of Service as defined under the Employees' Retirement Plan, which includes Years of Service credited for purposes of the Past Service Plan.

      1.20 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a "Section" or "Article" shall mean the indicated section or article of this Plan unless otherwise specified.

                                   ARTICLE II

                                  Participation

      An Eligible Employee shall become a Member as of the first day of the calendar year in which such individual qualifies as an Eligible Employee, unless the Compensation Committee resolves to exclude such individual from participation in the Plan.


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                                   ARTICLE III

                                  SERP Benefit

3.1 Amount of SERP Benefit

      Each Member who qualifies for a normal, early or deferred Pension Plan Benefit under the Retirement Plans shall be entitled to a SERP Benefit provided that he is credited with at least five Years of Service on the date of his retirement. The amount of a Member's SERP Benefit shall be equal (a) minus (b) as follows;

            (a) the Member's Pension Plan Benefit, expressed as a straight life annuity with no ancillary benefits, which would have been payable to the Member under the Retirement Plans absent the Section 401 (a)
            (17) Limitation and the Section 415 Limitation with respect to compensation in excess of the Section 401(a) (17) Limitation, and including Retirement Plans all compensation when it would have otherwise been credited for purposes of determining benefits, even if receipt is deferred to a subsequent year; provided, however, that deferred compensation paid in a subsequent year shall not again be included as compensation for purposes of computing the SERP Benefit hereunder; minus

            (b) the sum of the Member's Pension Plan Benefit, expressed as a straight life annuity with no ancillary benefits, and the Member's annual benefit under the Cytec Excess Retirement Plan, if any.

      3.2 Benefits Upon Reemployment

      If a Member is rehired after he is entitled to a SERP Benefit his SERP Benefit shall not be paid during such period of reemployment prior to Normal Retirement Date, but shall commence or resume not sooner than the first day of the month following his subsequent retirement or separation. The SERP Benefit payable after his subsequent retirement or separation


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shall be the benefits earlier applicable, plus any additional benefits computed in accordance with Section 3.1 insofar as additional employment entitled him to additional benefits.

                                   ARTICLE IV

                                     Vesting

      A Member shall become vested in his SERP Benefit in accordance with the same schedule and rules as are applicable in determining when he becomes vested in his Pension Plan Benefit.

                                    ARTICLE V

                                 Death Benefits

      A surviving spouse shall be entitled to the same survivor annuity as provided for under the Employees' Retirement Plan. No other pension death benefit shall be payable under this Plan if a Member dies while eligible to retire under Article II and at such time, the Member has a preretirement survivor annuity in effect under the Employees' Retirement Plan. The Member's surviving spouse or contingent annuitant entitled to receive the preretirement survivor annuity under the Employees Retirement Plan shall receive a benefit calculated pursuant to Section 3.1 hereof and adjusted in accordance with the option elected by the Member. A SERP Benefit payable to a beneficiary under this Plan upon the death of a Member will cease at the same time the survivor benefit is terminated under the Employees' Retirement Plan. If a Member has waived preretirement survivor annuity


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coverage under the Employees' Retirement Plan, no death benefit shall be payable hereunder.

                                   ARTICLE VI

                                 Form of Payment

      6.1 Form and Time

      Except as provided in Section 6.2, a Member's SERP Benefit payable under
Article III of this Plan will be paid the same form and beginning at the same time as the Member's Pension Plan Benefit under the Employees' Retirement Plan. A Member's designation of a joint annuitant and/or beneficiary under the Employees' Retirement Plan will also apply to SERP Benefits under this Plan.

      6.2 Lump Sum Cash-outs.

      Notwithstanding Section 6.1, if the Member's SERP Benefit payable under
Article III of this Plan when combined with the Member's Excess Benefit under the Cytec Excess Retirement Benefit Plan, if applicable, are less than $500 per month in the aggregate, the Pension Administration Committee shall immediately distribute the SERP Benefit in a lump sum to the Member. For purposes of this calculation, the Excess Benefit and the SERP Benefit shall be expressed as a single life annuity payable immediately. For purposes of determining the present value of the lump sum, the actuarial assumption set forth in the Retirement Plans for determining present value shall apply.


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      If a Member's SERP Benefit would have been distributed in a lump sum under the foregoing paragraph if this provision had been in effect when the Member commenced benefit payments, the Pension Administration Committee shall offer the Member a one-time irrevocable election to commute the remaining annuity payments and take a lump sum distribution.

      Notwithstanding the foregoing, the Pension Administration Committee shall not pay a lump sum distribution to any Member who is also covered by the Cytec Executive Supplemental Employees' Retirement Plan."

      6.3 Special Change in Control

      If there occurs a Special Change in Control, then notwithstanding any election hereunder or under the Employees' Retirement Plan, the Company shall pay forthwith to the Member (unless such amounts are paid under the Executive Supplemental Employees' Retirement Plan) in a single lump sum an amount equal to the full amount of the Actuarial Equivalent as of the date of such payment of such Member's (i) SERP Benefit hereunder and (ii) Excess Benefit under the Excess Retirement Benefit Plan, such payment under clause (ii) being made in consideration of the relinquishment by the Member of the related benefit under the Excess Retirement Benefit Plan. Notwithstanding Section 1.1 of this Plan or of the Excess Retirement Benefit Plan, as the case may be, "Actuarial Equivalent," for purposes of this Section 6.3 shall be based on a single life using (A) an interest rate (on the day preceding the Member's last day of employment) equal to sixty (60%) percent of the average of (i) the 10-year Treasury


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Bond yield plus eight-tenths of one percent per annum, and (ii) the 30-year
Treasury Bond yield plus 1.5% per annum; and (B) the mortality table (including the set back of ages) specified in Section 1.1.

                                   ARTICLE VII

                                 Administration

      7.1 Pension Administration Committee

      The Pension Administration Committee shall supervise the daily management and administration of the Plan. The members of the Pension Administration Committee shall serve without compensation.

      7.2 Responsibilities and Powers of the Pension Administration Committee

      The Pension Administration Committee shall have the responsibility:

      (a) To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Pension Administration Committee hereby or necessary to carry out the provisions thereof.

      (b) To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.


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      (c) To keep all records relating to Members of the Plan and such other records as are necessary for proper operation of the Plan.

      7.3 Operation of the Pension Administration Committee

      In carrying out the Pension Administration Committee's functions hereunder:

      (a) The Pension Administration Committee may adopt rules and regulations necessary for the administration of the Plan and consistent with the provisions hereof.

      (b) All acts and decisions of the Pension Administration Committee shall be approved by a majority of the members of the Pension Administration Committee and shall apply uniformly to all Members in like circumstances. Written records shall be kept of all acts and decisions.

      c) The Pension Administration Committee may authorize one or more of its members to act on its behalf. The Pension Administration Committee may also delegate in writing, any of its responsibilities and powers to an individual(s) who is not a Pension Administration Committee member.

      (d) The Pension Administration Committee shall have the right to hire, at the expense of the Employer, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical


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assistance as is necessary for proper discharge of its duties.

      7.4 Indemnification

      In addition to any other indemnification that a fiduciary, including but not limited to a member of the Pension Administration Committee or Compensation Committee, is entitled to, the Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's fiduciary responsibilities with respect to this Plan under any aspects of the law.

                                  ARTICLE VIII

                                  Miscellaneous

      8.1 Benefits Payable by the Employer

      All benefits payable under this Plan constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. The Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deems desirable to assist it in meeting with obligations. Nothing contained in this Section 8.1 shall limit the ability of the Employer to pay benefits hereunder through a Rabbi Trust. Any such investments shall be assets of the Employer subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest


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in any such investments.

      8.2 Amendment or Termination

      (a) The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Member's SERP Benefit accrued as of the time thereof. The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Member's accrued SERP Benefit cannot be amended without the consent of all Members (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors with or without a meeting, or shall be made in writing by the Pension Administration Committee or Compensation Committee, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan the Pension Administration Committee or Compensation Committee.

      (b) If the Plan is terminated, a determination shall be made of each Member's SERF Benefit as of the Plan termination date (determined in accordance with Section 8.2(a)). The amount or such benefits shall be payable to the Member at the time it would have been payable under Article VI if the Plan had not been terminated. No interest shall be credited on a SERF Benefit.


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      8.3 Status of Employment

      Nothing herein contained shall be construed as conferring any rights upon any Member or any person or a continuation of employment, nor shall it be construed as limiting in any way the right of the Employer to discharge any Member or to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

      8.4 Payments to Minors and Incompetents

      If a Member or beneficiary entitled to receive any benefit hereunder is a minor or is deemed by the Pension Administration Committee or is adjudged to be legally incapable of giving valid receipt and discharge or such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Pension Administration Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

      8.5 Inalienability of Benefits

      The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be sub-Sect to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such


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right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

      8.6 Governing Law

      Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.


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